Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL ADDS NEW BOARD MEMBER

ST. LOUIS, January 28 – Patriot Coal Corporation (NYSE: PCX) today announced the appointment of Janiece M. Longoria to its Board of Directors, effective immediately. Ms. Longoria will also stand for election to the Board for a three-year term at the Company’s Annual Meeting of Stockholders to be held in May.

Ms. Longoria is a partner in the law firm of Ogden, Gibson, Broocks, Longoria & Hall LLP based in Houston, Texas. She is a member of the Board of Directors of CenterPoint Energy, Inc., a large publicly traded natural gas delivery company and provider of electricity transmission and distribution service. Longoria also serves as a commissioner for the Port of Houston Authority and serves as vice chairman of The University of Texas System Board of Regents. Additionally, she is a former member of the Board of Directors of the Greater Houston Partnership, the chamber of commerce for the Houston area. Ms. Longoria holds a Juris Doctor degree from the University of Texas.

“Janiece’s business experience and knowledge of the energy sector make her an excellent addition to our Board,” said Patriot Chairman Irl F. Engelhardt. “We look forward to working closely with Janiece and benefiting from her insight and counsel.”

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

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